SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

Current Report
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 30, 2015

CYTRX CORPORATION
(Exact Name of Registrant as Specified in its Charter)

Delaware
(State or Other Jurisdiction of Incorporation)

000-15327 (Commission File Number)	58-1642740 (I.R.S. Employer Identification No.)
11726 San Vicente Boulevard, Suite 650 Los Angeles, California (Address of Principal Executive Offices)	90049 (Zip Code)

(310) 826-5648
(Registrant’s Telephone Number, Including Area Code)

______________________________

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the Registrant under any of the following provisions (See General Instruction A.2 below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.02.                      Results of Operations and Financial Condition.

CytRx Corporation on May 1, 2015 issued a press release regarding its financial results for the quarter ended March 31, 2014. A copy of the press release is attached as Exhibit 99.1.

The information in this report and the exhibit attached hereto shall not be deemed "filed" for purposes of Section 18 of the Securities Exchange Act of 1934, nor shall they be deemed incorporated by reference in any filing with the Securities and Exchange Commission under the Securities Exchange Act of 1934 or the Securities Act of 1933, except as shall be expressly set forth by specific reference in such filing.

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On April 30, 2015, the Board of Directors of CytRx Corporation (“we,” “us,” “our” or the “Company”) increased the number of directors of the Company from five to six and appointed Eric J. Selter as a member of our Board of Directors.  The Board also appointed Mr. Selter as the Chairman of the Audit Committee and as a member of the Compensation Committee of our Board.

Mr. Selter, age 58, has served in many capacities as an investment advisor with Morton Capital Management, LLC, a private wealth management firm with assets under management of $1.4 billion specializing in customized tactical asset allocation using non-traditional alternative investments, since joining in 1998. Such positions include Chief Operating Officer since 2000, Senior Vice President since 2006, and Secretary from 2006 to 2011, then again from 2013 to present. As a member of Morton Capital Management's investment committee, Mr. Selter is involved in the development of investment strategies, portfolio construction, implementation solutions, manager searches and due diligence. In addition to his responsibilities as an investment advisor, Mr. Selter is also responsible for the integration of back office and technology to increase productivity and enhance services provided to clients. Mr. Selter is also an owner of Morton Capital Management. He served as President and Chief Executive Officer of National Staff Network (NSN), a nationally recognized and major leader in the employee leasing industry from 1996 to 1998.  From 1982 to 1996, he served as Vice President and Corporate Counsel for the affiliated companies of NSN, until its successful sale in 1996. In his roles, he was responsible for the operational and legal direction of National Staff Network and made significant contributions in the establishment of the legal foundations for the employee leasing industry. Mr. Selter is a private pilot and a member of Angel Flight, providing free non-emergency air travel for patients with serious medical conditions and other compelling needs. He received his bachelor’s degree from the University of Southern California where he graduated magna cum laude in 1979. He then attended Loyola Law School in Los Angeles where he was awarded his Juris Doctor degree in 1982.

In connection with his appointment to the Company’s Board of Directors and consistent with the stock options that were granted to the Company’s directors in December 2014, Mr. Selter received a fully vested option to purchase 180,000 shares of the Company’s common stock at an exercise price of $4.39 per share. The option has a 10-year term, and its exercise price is equal to the closing price of the Company’s common stock on the grant date of April 30, 2015. Mr. Selter will receive annual compensation for serving as a director on the same terms as the Company’s other non-employee directors.

Mr. Selter will enter into the Company’s standard indemnification agreement for directors.  There have been no transactions since the beginning of the Company’s last fiscal year, nor are there any currently proposed transactions, regarding Mr. Selter (or any of his immediate family members) that are required to be disclosed in accordance with Item 404(a) of Regulation S-K.

Item 9.01.  Financial Statements and Exhibits.

The exhibit listed on the accompanying Index to Exhibits is filed herewith.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: May 1, 2015	By:	/s/ JOHN Y. CALOZ
Name: John Y. Caloz
Title: Chief Financial Officer

INDEX TO EXHIBITS

Exhibit	Description
99.1	Press Release dated May 1, 2015

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